Exhibit 99.1

Spirit AeroSystems Names Jose Ignacio Garcia as Chief Financial Officer

WICHITA, Kan., Dec. 10, 2018 — Spirit AeroSystems [NYSE: SPR] announced today that Jose Ignacio Garcia will join the company as Senior Vice President and Chief Financial Officer effective Jan. 9, 2019.

Garcia will succeed Spirit’s current Chief Financial Officer, Sanjay Kapoor, who announced previously his plans to retire in the first quarter of 2019, following a transition period.

“Jose is a seasoned finance leader with more than 20 years of experience at GE, including top positions at a variety of locations around the world,” said Tom Gentile, President and Chief Executive Officer for Spirit AeroSystems. “He brings a wide-ranging portfolio of operational successes in the U.S., Europe, Latin America and Asia, and he will be a great asset driving long-term high performance at Spirit.”

Garcia’s experience includes CFO roles at GE Energy, GE Latin America, and most recently as VP and CFO of GE Renewable Energy, based in Paris.

Garcia will be a member of Spirit’s executive leadership team and report directly to Gentile.

On the web: www.spiritaero.com
On Twitter: @SpiritAero

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Contacts:
Media:	Keturah Austin
(316) 523-2611
keturah.austin@spiritaero.com

Fred Malley
316-523-1233
fred.malley@spiritaero.com

Investor Relations:	Ryan Avey
(316) 523-7040
ryan.d.avey@spiritaero.com

About Spirit AeroSystems

Spirit AeroSystems designs and builds aerostructures for both commercial and defense customers. With headquarters in Wichita, Kansas, Spirit operates sites in the U.S., U.K., France and Malaysia. The company’s core products include fuselages, pylons, nacelles and wing components for the world’s premier aircraft. Spirit AeroSystems focuses on affordable, innovative composite and aluminum manufacturing solutions to support customers around the globe. More information is available at www.SpiritAero.com.